Exhibit 99.2

May 12, 2016

To:                            China Online Education Group

South No.1, Floor 6, Deshi Building,

No. 9 Shangdi East Street, Haidian District

Beijing 100085

People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, and for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to China Online Education Group (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of American depositary shares (the “ADSs”), each ADS representing certain number of  [ordinary shares] of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange or the Nasdaq Global Market.

A.                Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (the “Assumptions”):

(i)                                     All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all

Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)                                  Each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)                               The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)                              The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v)                                 All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

B.                Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Dasheng Online”	means Beijing Dasheng Online Technology Co., Ltd. (北京大生在线科技有限公司), a company incorporated under the PRC Laws.

“Dasheng Zhixing”	means Beijing Dasheng Zhixing Technology Co., Ltd. (北京大生知行科技有限公司), a company incorporated under the PRC Laws.

“M&A Rules”	means the Regulations on Mergers and Acquisitions of

Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce.

“Governmental Agency”

means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

“Governmental Authorization”

means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

“PRC Companies”	means, collectively, Dasheng Zhixing and Dasheng Online;

“PRC Laws”

means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

C.                Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(i)                                                         Corporate Structure. Based on our understanding of the current PRC Laws, (a) the ownership structure of Dasheng Zhixing and Dasheng Online, both currently and immediately after giving effect to this Offering, will not result in any violation of PRC laws or regulations currently in effect; and (b) the contractual arrangements among Dasheng Online, Dasheng Zhixing and its shareholders governed by PRC law, both currently and immediately after giving effect to this Offering, are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(ii)                                                      M&A Rule.  Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, given that (a) the China Securities Regulatory Commission currently has not issued any definitive rule or interpretation concerning whether the Offerings are subject to the M&A Rules; (b) the Company established the Dasheng Online as a foreign-invested enterprise by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rule, and (c) no provision in the M&A Rules classifies the contractual arrangements among Dasheng Online, Dasheng Zhixing and its shareholders as a type of acquisition transaction falling under the M&A Rule, we are of the opinion that, the issue and sale of the Ordinary Shares and listing and trading of the ADSs on the New York Stock Exchange or Nasdaq Global Market, does not require any Governmental Authorization. However, there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinions stated above are subject to any new PRC Laws or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(iii)                                                   Enforceability of Civil Procedures. There is uncertainty as to whether the courts of China would (a) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (b) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company. The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

(iv)                                                  Taxation. The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

(v)                                                     PRC Laws. All statements set forth in the Prospectus under the captions  “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Business”, “Regulation”, “Related Party Transactions”, and “Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.                                          Our opinion is limited to the PRC Laws of general application on the date hereof.  We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.                                       The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.                                    Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.                                   This opinion is issued based on our understanding of the current PRC Laws.  For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

v.                                      We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

vi.                                   This opinion is intended to be used in the context which is specifically referred to herein.

vii.                                As used in this opinion, the expression “to our best knowledge after due inquiry” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company and the PRC Companies in connection with the Offering and the transactions contemplated thereunder.  We have not undertaken any independent investigation to ascertain the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Companies or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Han Kun Law Offices
HAN KUN LAW OFFICES